CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

SHELLS SEAFOOD RESTAURANTS, INC.

*  *  *  *

It is hereby certified that:

1.  The name of the corporation (hereinafter called the “Corporation”) is Shells Seafood Restaurants, Inc.

2.  The certificate of incorporation of the Corporation is hereby amended by striking out Article Fourth, Section A thereof and by substituting in lieu of said Article Fourth, Section A the following new Article Fourth, Section A:

“FOURTH:  A. Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is forty-two million (42,000,000) shares, consisting of two million (2,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the “Preferred Stock”), and forty million (40,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the “Common Stock”).”

3.  The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Shell Seafood Restaurants, Inc. has caused this certificate to be signed on this 17th day of March, 2005

By:  /s/ Warren R. Nelson
Name: Warren R. Nelson
Title: Chief Financial Officer